FOR IMMEDIATE RELEASE

NEW YORK MORTGAGE TRUST ANNOUNCES ADDITIONAL REDUCTION IN LEVERAGE

NEW YORK March 18, 2008 - New York Mortgage Trust, Inc. (OTC BB: NMTR) ("NYMT" or the "Company") announced that, on March 13 and 14, 2008, in connection with the Company’s previously announced decision to reduce leverage in its portfolio of Agency mortgage-backed securities ("Agency MBS"), the Company sold approximately $236 million of Agency MBS issued by Fannie Mae, resulting in a loss of approximately $6 million. As of the close of business on March 18, 2008, the Company's MBS securities portfolio consisted of approximately $539 million of Agency MBS and $31 million of AAA-rated non-Agency MBS. As of March 18, 2008, these securities were financed using approximately $516 million of reverse repurchase agreements with an average haircut of 6%. The Company also owns approximately $408 million of prime quality adjustable rate mortgage loans permanently financed with collateralized debt obligations and held in securitization trusts. As of March 18, 2008, the Company has $33 million of cash and unencumbered securities available to meet margin calls and for new investments.

Including the previously announced Agency MBS sales on March 7 and 10, 2008, the Company has sold an aggregate of $447 million of Agency MBS during March 2008. Realized losses from these transactions, including terminations of associated interest rate hedges, total approximately $13 million. The Company has met all margin calls and increases in required haircut amounts received to date for its repurchase agreement financings.

In light of the realized losses incurred from the asset sales, the Company has withdrawn its earnings per share guidance issued for 2008 of $0.45 to $0.55 per common share.

Additional details of the Company's investment portfolio and associated financing agreements will be included in its Annual Report on Form 10-K for the year ended December 31, 2007, which is expected to be filed with the Securities and Exchange Commission on or about March 24, 2008.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com